Exhibit 99.1

Rekor Systems Announces Nomination of Professor Sanjay Sarma and Tim Davenport As New Board Directors

Distinguished nominees will bring important subject matter and analytical expertise in urban mobility and finance to the Board

COLUMBIA, MD – July 27, 2023 - Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor" or the "Company"), a trusted global authority in developing and delivering roadway intelligence using state-of-the-art AI and machine learning today announced that it will nominate two new directors for election at the Company's upcoming annual meeting of shareholders. The two new additions to its Board of directors are Professor Sanjay Sarma, President, CEO, and Dean of Asia School of Business (“ASB”), and Mr. Tim Davenport, Chief Operating Officer and Chief Compliance Officer for Arctis Global LLC.

Professor Sarma has long been recognized as a thought leader in urban mobility as a co-founder at MIT of the Auto-ID Center, which coordinated the work of major universities around the world in the development of EPCglobal, the current open standard system for RFID. This project laid the groundwork for developing the Internet of Things (IoT). With Linda Bernardi and Kenneth Traub, Professor Sarma co-authored The Inversion Factor: How to Thrive in the IoT Economy (MIT Press, 2017). He is also the founder of IoTask, which provides consulting and advisory services on creating and implementing IOT systems across a number of industry sectors.

Expressing his enthusiasm for the work being done at Rekor, Professor Sarma said, "A future of smart transportation and autonomous vehicles must involve sensor data from roads. I am very excited by Rekor’s AI-based approach to smart infrastructure."

As a seasoned professional with over 20 years of experience in the hedge fund industry, Mr. Davenport brings a vast wealth of financial and operational expertise to the Board. His keen financial insight will be invaluable in shaping Rekor's financial strategies and acquisition initiatives. Mr. Davenport is a Fellow Chartered Accountant of the Institute of Chartered Accountants in England and Wales. He also holds a degree in mechanical engineering from the University of Birmingham. Before joining Arctis, Mr. Davenport has served as Head of Fund Accounting for Marshall Wace, as COO for MW Eaglewood, and as CFO for Winton, a research-based investment management company with a special focus on statistical inference in financial markets.

Commenting on his nomination, Davenport shared, “For over a decade, Rekor’s mission has been to collect, connect and organize the world’s mobility data to deliver safer, smarter, and more efficient transportation. I am very excited to become part of this mission and join the Board at a time when the Company is poised for rapid expansion and growth.”

Rekor CEO and Chair Robert A. Berman acknowledged the immense value the new appointments will bring. He said, "We are very enthusiastic about adding Professor Sarma and Mr. Davenport to our Board. Their collective expertise in technology and finance will significantly elevate Rekor's trajectory, helping us continue to achieve our ambitious goals. Their arrival signifies a promising future for our Company."

Concurrently with these appointments, Rekor announced that Dr. Richard Nathan will be retiring from the Board at the expiration of his current term. Berman acknowledged Nathan's contributions, remarking, "We are profoundly grateful to Richard for his instrumental role in launching Rekor Systems and his tireless and unwavering commitment throughout his tenure. His insights and involvement have significantly influenced our growth."

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) is a trusted global authority in developing and delivering roadway intelligence using state-of-the-art AI and machine learning. Pioneering the implementation of digital infrastructure in our communities, Rekor is redefining infrastructure by collecting, connecting, and organizing the world’s mobility data — laying the foundation for a digital-enabled operating system for the road. Our Rekor One® Roadway Intelligence Engine powers all of our platforms and applications, providing the foundation of our technology by aggregating and transforming trillions of data points into actionable intelligence through proprietary computer vision, machine learning, and data fusion. Our solutions provide actionable insights that give governments and businesses a comprehensive picture of roadways while providing a collaborative environment that drives the world to be safer, greener, and more efficient. To learn more, please visit our website: www.rekor.ai, and follow Rekor on social media on LinkedIn, Twitter, Threads, and Facebook.

Forward-Looking Statements

This press release and its links and attachments contain statements concerning Rekor Systems, Inc. and its future expectations, plans, and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the impact of Rekor's core suite of AI-powered technology and the size and shape of the global market for ALPR systems. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media & Investor Relations Contact:

Rekor Systems, Inc.

Charles Degliomini

ir@rekorsystems.com